175985-17

175985-17
Registry Number

This space for office use only.

FILED
APR 2 6 1996
SECRETARY OF STATE

STATE OF OREGON

Office of the Secretary of State
Corporate Division

ARTICLES OF AMENDMENT
of
Mortgage Bankers Service Corp., NA

Pursuant to ORS 60.477 the President and Secretary of the Corporation adopts the following amendments:

A. Article I shall be amended to read Harcourt-Symes, Ltd.

C. The amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on February 16, 1996 pursuant to ORS 60.437.

Authorized > 4,785,000 For > 4,291,045 Against > 0

_________________________ *Corporate Secretary*